Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-117791, 333-115054, 333-08609) and on Form S-3 (Nos. 333-156872, 333-115975) of Green Bankshares, Inc., of our report dated June 23, 2011 relating to the statement of assets acquired and liabilities assumed by NAFH National Bank (subsidiary of North American Financial Holdings, Inc.) of Turnberry Bank, which appears in the Current Report on Form 8-K of TIB Financial Corp. dated July 13, 2011 and incorporated by reference in the Current Report on Form 8-K of Green Bankshares, Inc. dated November 17, 2011.

/s/ PricewaterhouseCoopers LLP

Ft. Lauderdale, Florida

November 17, 2011